SERVICE CONTRACT




BETWEEN


The INTER PARFUMS company, a corporation with a capital of 44,472,400 francs, with registered offices at 4 Rond Point des Champs-Elysees, 75008 Paris, registered in the Corporate and Trade Register of Paris under number 350 219
382,

Represented by Mr. Philippe Benacin,

Hereinafter referred to as INTER PARFUMS,



AND


The SAGATRANS company, a corporation with a capital of 159,205,500 francs, with registered offices at 38 quai du
Point du jour, 92100 Boulogne Bilancourt, registered in the Corporate and Trade Register of Nanterre under number 712
025 691,

Represented by Mr. Philippe Chaminade, its Chief Executive
Officer,

Hereinafter referred to as SAGATRANS.






TABLE OF CONTENTS

PART I									3
ARTICLE 1. NEW STORAGE WAREHOUSE					3
	1.1 LEASING A WAREHOUSE						3
	1.2 EFFECTIVE INTRODUCTION OF THE PLATFORM			4
	1.3 TRANSFERRING PRODUCT STOCK FROM THE OLD WAREHOUSE TO
	    THE NEW PLATFORM						5
	1.4 CONTINUATION OF THE MEMORANDUM OF UNDERSTANDING DATED
	    MAY 29, 1995						5
ARTICLE 2. FAILURE TO PUT THE NEW WAREHOUSE INTO OPERATION		5
ARTICLE 3. EFFECT OF PUTTING THE NEW WAREHOUSE INTO
OPERATION								6
PART II	6
ARTICLE 4. PURPOSE							6
ARTICLE 5. PRODUCTS							7
ARTICLE 6. SUPPLYING THE WAREHOUSE					7
ARTICLE 7. WAREHOUSING - INVENTORY MANAGEMENT				8
ARTICLE 8. ADDITIONAL SERVICES						10
ARTICLE 9. BREAKAGE AND SHORTAGES					10
	9.1 BREAKAGE							10
	9.2 SHORTAGES							11
ARTICLE 10. INVENTORIES							11
ARTICLE 11. ORDERS							12
ARTICLE 12. GOODS ISSUE							12
ARTICLE 13. REMUNERATION						12
ARTICLE 14. ESCALATION CLAUSE						14
ARTICLE 15. INSURANCE							14
ARTICLE 16. FORCE MAJEURE						15
ARTICLE 17. MANAGEMENT AND ADAPTATION OF THE CONTRACT			15
ARTICLE 18. DURATION							16
ARTICLE 19. INDEPENDENCE OF THE PARTIES					16
ARTICLE 20. CONFIDENTIALITY						16
ARTICLE 21. BREACH OF CONTRACT						16
ARTICLE 22. ASSIGNMENT							17
ARTICLE 23. TOLERANCE							17
ARTICLE 24. HEADINGS							17
ARTICLE 25. PARTIAL NULLITY						17
ARTICLE 26. ELECTION OF DOMICILE					17
ARTICLE 27. REGISTRATION						18
ARTICLE 28. COMPETENCE							18
APPENDIX 1. SAGATRANS' MEANS						19
APPENDIX 2. COMPUTER EQUIPMENT						20
APPENDIX 3. INVENTORY PROCEDURE						21




THE FOLLOWING HAS PREVIOUSLY BEEN STATED:


On May 29, 1995, the SAGATRANS and INTER PARFUMS companies signed a document of understanding with retroactive effect to January 1, 1995, according to the terms of which INTER
PARFUMS entrusted SAGATRANS with the management of its inventory of cosmetic and perfume products intended for export at its site in Rouen, rue Leon Maletra. Said contract was supplemented by amendments dated December 18 and 20, 1995 and June 24, 1997.

In order to meet the business growth of the INTER PARFUMS company and its decision to entrust SAGATRANS with the storage of its products intended for the French market in addition to those intended for export, the parties agreed to transfer the storage of products marketed by INTER
PARFUMS (except packaging in aerosol) to a new platform dedicated to the business activity of INTER PARFUMS.

A plan to introduce this platform at the Rouen Vallee de
Seine Logistique site (Land Use Project of the self-sustaining port of Rouen) was adopted by both parties.

In order that the construction record of said warehouse could enter into a development phase and that SAGATRANS could commit to leasing said property, the parties agreed to settle by these presents the terms of its hand-over and future operation with the understanding that the parties shall continue to govern their current dealings within the framework of the contract dated May 29, 1995 until such time that the warehouse is effectively put into operation.



IT HAS THEREFORE BEEN AGREED AS FOLLOWS:


PART I


ARTICLE 1. NEW STORAGE WAREHOUSE

1.1 LEASING A WAREHOUSE

SAGATRANS agrees to lease from the self-sustaining port of Rouen or from any entity that may take its place, in accordance with the wishes of INTER PARFUMS, a building for use as a warehouse which has an area of approximately 8000 m2 located on the public domain of the port at the site of Rouen Vallee de Seine Logistique once this can effectively be made available to it under the terms referred to in article 1.2 of the presents.

1.2 EFFECTIVE INTRODUCTION OF THE PLATFORM

The warehouse referred to in article 1.1 must be the subject of construction work which is the duty of the self-sustaining port of Rouen or any company that might take its place.

To date, a non-trading real estate investment company established between the self-sustaining port of Rouen and the SOGARIS company was approached to do so; a letter of intent must be signed between SAGATRANS and said non-trading real estate investment company in order to establish the terms of construction, the projected timeframes and terms of availability, as well as the lease terms of said platform.

In the current state of the construction project and unless prefectural authorization relating to the environmental protection statutes governing classified facilities is not issued and/or unless a construction permit cannot be obtained (and third party recourse expired), specific requirements of the DRIRE regarding application of the environmental protection regulations pertaining to classified facilities, cases of force majeure and/or delays in the completion of said work by the non-trading real estate investment company, the latter must make the warehouse available to SAGATRANS no later than at the end of the month of June 1999.

Availability of the warehouse on this date shall enable
SAGATRANS to effectively put the Rouen Vallee de Seine warehouse into operation no later than August 31, 1999, subject to the proper transfer of materials as provided in article 1.3.

SAGATRANS shall inform INTER PARFUMS on a monthly basis of the progress of the phase of acquiring construction permits and of the work performed by the self-sustaining port of Rouen and/or the above-mentioned non-trading real estate investment company, and particularly of the projected date for receipt of the warehouse.

It is agreed that SAGATRANS, which INTER PARFUMS hereby expressly accepts, cannot be held responsible for conditions of the issuance of construction permits - and notably the requirements of the DRIRE and/or of any other administration involved which would make the cost of construction and consequently the cost of leasing the platform unacceptable for SAGATRANS; that consequently the decision that SAGATRANS will therefore have to make shall not entail any consequence in terms of liability in the framework of the contractual relationship that exists between INTER PARFUMS and SAGATRANS, knowing that the contract referred to in article 1.4 of these presents shall continue if by some extraordinary circumstance SAGATRANS should be led to study a new plan for a platform dedicated to INTER PARFUMS. However, in the event that SAGATRANS should have to definitively abandon this project, the present contract shall be terminated by SAGATRANS by registered mail with acknowledgement of receipt without indemnity on the part of either party and the contract referred to in article 1.4 shall solely govern the dealings between the parties.

It is agreed that SAGATRANS, which INTER PARFUMS hereby expressly accepts, cannot be held responsible for any delays related to the construction to be carried out by the self-sustaining port of Rouen and/or the above-mentioned non-trading real estate investment company; that consequently performance of this work which determines the effective putting into operation of the platform cannot carry with it any consequence in terms of liability in the framework of the contractual relationship that exists between INTER PARFUMS and SAGATRANS, knowing that the contract referred to in article 1.4. of these presents shall continue if by some extraordinary circumstance the time projected above should become significantly increased.

Once the warehouse has been properly made available by the self-sustaining port of Rouen and/or the above-mentioned non-trading real estate investment company, SAGATRANS shall notify INTER PARFUMS by registered mail with acknowledgement of receipt in order to determine with the latter the terms for the transfer of INTER PARFUMS products and to define by mutual agreement the date on which the platform is to be put into operation. This latter date shall serve as effective putting into operation of the present contract. It is herewith specified that the parties shall make every effort to ensure that the above-mentioned availability date and the date on which the platform is effectively put into operation are as close together as possible, if not as concomitant as possible.

1.3 TRANSFERRING PRODUCT STOCK FROM THE OLD WAREHOUSE TO
THE NEW PLATFORM

The parties shall define by mutual agreement and in a timely manner the terms and conditions of the transfer of business activities at the Maletra site to the new platform, all in such a way that the business activities of INTER PARFUMS, the delivery of their products and the operations by SAGATRANS can continue undisturbed insofar as is possible.

However, it is already agreed between the parties that the transfer of stored merchandise, and in particular the transport thereof, shall be carried out under SAGATRANS' responsibility at the expense of INTER PARFUMS and that SAGATRANS shall not be expected to implement two parallel structures in order to have the two sites function concomitantly. The parties have also already agreed to set a period of 15 business days maximum in order to make effective transfer of the products possible, with the understanding that during this period, no order, receipt of merchandise or issue of merchandise shall be handled by SAGATRANS, and that INTER PARFUMS shall conduct its business with its clients and suppliers so as to arrange this period.

1.4 CONTINUATION OF THE MEMORANDUM OF UNDERSTANDING DATED
MAY 29, 1995

The memorandum of understanding entered into by the parties on May 29, 1995, amended by amendments dated December 18 and 20, 1995 and June 17, 1997, shall continue steadfastly and irrevocably, notwithstanding the provisions of article
16 (Duration) therein, until the date on which the platform referred to in article 1.2 of these presents is effectively put into operation.

Until this date, the parties agree that the memorandum of understanding dated May 29, 1995, including its amendments and the provisions of the present Part I, shall solely govern their dealings and shall do so subject to the rate conditions currently in effect, notwithstanding the escalation clause provided in article 12 thereof which shall not be applied by SAGATRANS prior to August 31, 1999.

The memorandum of understanding dated May 29, 1995 shall also continue for all other cases where this continuation is expressly provided for by a provision of these presents.


ARTICLE 2. FAILURE TO PUT THE NEW WAREHOUSE INTO OPERATION

If the new warehouse has not been effectively put into operation by August 31, 1999 for reasons that are strictly attributable to SAGATRANS, then INTER PARFUMS may call upon the SAGATRANS company to do so within 15 days by registered mail with acknowledgement of receipt.

Failure to respect said obligations within the above-mentioned time period shall give INTER PARFUMS the right to bill SAGATRANS for penalties for delay retroactively to September 1, 1999 for a sum equal to:

- 10,000 FF (TEN THOUSAND FRANCS) for each late calendar day;
with a limit not to exceed FOUR HUNDRED AND SEVENTY
THOUSAND FRANCS (470,000 FF)

Application of said penalties for delay shall automatically be suspended in the event that SAGATRANS has not effectively put the new warehouse into operation for reasons that are not attributable to SAGATRANS and shall once again automatically begin to accumulate as soon as SAGATRANS is again able to transfer INTER PARFUMS products in order to use the new warehouse.

At the end of the period in which late penalties apply, or when the amount of the penalties has reached the sum of 470,000 francs, INTER PARFUMS may give notice to SAGATRANS by registered mail with acknowledgement of receipt for termination of the present contract if the failure to put the new warehouse into operation is attributable to SAGATRANS.

Such termination shall take effect 15 days after receipt of this notification by SAGATRANS, unless the new warehouse is put into operation during this period and INTER PARFUMS is notified of this by registered mail with acknowledgement of receipt with the postmark being proof hereof.

It is expressly agreed that termination of the present contract in the circumstances described above shall not cause termination of the memorandum of understanding dated
May 29, 1995 and its amendments which alone shall continue to govern the dealings between the parties.

Neither party can claim any indemnity whatsoever in the event the present contract is terminated under the terms of the present article.


ARTICLE 3. EFFECT OF PUTTING THE NEW WAREHOUSE INTO
OPERATION

Subject to the provisions of article 2 above, the introduction of a new warehouse shall cause immediate termination without indemnity from either party of the provisions of the contract dated May 29, 1995 and its amendments. The dealings between the parties shall therefore then be governed solely by the provisions of the present contract, and particularly those set forth in Part
II hereof.


PART II


ARTICLE 4. PURPOSE

The INTER PARFUMS company exclusively grants to SAGATRANS, which hereby accepts, subject to the terms and conditions set forth below, the organization and execution of operations involving receipt, storage and preparation of product orders as defined below in article 5, which are intended for the domestic market and for export.

SAGATRANS undertakes to make available and implement the structure, resources and equipment in personnel and in materials that are necessary to perform the services entrusted and requested by the INTER PARFUMS company under the terms of these presents. It is hereby put forth on a tentative basis that SAGATRANS expects to implement the means shown in Appendix 1 in order to handle INTER PARFUMS' trade, which will be customized by SAGATRANS according to the variations in traffic of INTER PARFUMS products in its constant efforts to satisfy its contractual obligations.


ARTICLE 5. PRODUCTS

5.1 The finished goods affected by the present agreement
are the following:
- 	perfumes;
- 	cosmetics and body care products;
- 	soaps, shampoos and other body maintenance products;
- 	more generally all the ranges and lines of cosmetic or
perfume products, as well as all accessories, which are marketed by INTER PARFUMS, with the express exclusion of all products whose conditions for storage (nature and quantity) are not validly authorized by the prefectorial order issued in accordance with the environmental protection regulations for classified facilities, and particularly products packaged in aerosol.

The products are packaged on filmed pallets which indicate the number of cartons contained in each pallet and the cartons shall indicate the number of products contained therein.

5.2 SAGATRANS can in no case be held responsible for reasons related to product compliance with regulations in effect: labeling, sell-by dates, product structure, weight as well as generally speaking for any quality discrepancies pertaining to said products.


ARTICLE 6. SUPPLYING THE WAREHOUSE

6.1 The INTER PARFUMS company shall solely see to the management of supplying the warehouse with merchandise.

It is the responsibility of the INTER PARFUMS company to ensure that the inventory generated in this way is always sufficient, both in quantity and in range, to enable
SAGATRANS to prepare the orders which it receives from INTER PARFUMS.

The INTER PARFUMS company shall create procurement slips, a copy of which shall be provided to SAGATRANS so that it can see to the receipt hereof in optimum conditions.

SAGATRANS shall therefore not be held responsible for shortages of stock with which it is provided in this way.

The procurements shall respect the storage capacity limits referred to in article 1.1 above. SAGATRANS shall, however, make every effort to store any merchandise surplus. The cost of leasing storage pallets shall then be billed to INTER PARFUMS under the terms referred to in article 13.4.
of these presents. SAGATRANS shall try to store on a priority in the Rouen Vallee de Seine warehouse the INTER
PARFUMS merchandise other than that defined in article 7.3 of these presents.

SAGATRANS cannot be held responsible, without a supplement to these presents having been signed between the parties, for any substantial and long-standing product surplus, with the understanding that SAGATRANS has the option of extending the existing area of the Rouen Vallee de Seine warehouse that it can reserve for INTER PARFUMS if the increase in volume of operations handled for its account justifies such an extension and subject to the terms approved by the parties to the agreement.

6.2 SAGATRANS shall receive and unload merchandise delivered to it from Monday to Friday from 7:30 am to 11:30 am and from 1:30 pm to 5:15 pm

The transfer of liability takes place at the time of unloading.

SAGATRANS shall verify the merchandise and take all reservation of rights with regard to the transporters in the event of a wreck, breakage or observed shortages, and shall make any requests for assumption of wrecks by the transporters.

SAGATRANS shall immediately notify the INTER PARFUMS company of these incidents.

In the event of a medium wreck, SAGATRANS may request the establishment of a certified report by bailiff at the expense of the INTER PARFUMS company in order to preserve the rights of the latter with respect to its suppliers and/or transporters.

6.3 It is expressly agreed that SAGATRANS shall not be held responsible, for any reason whatsoever, for errors and/or breakages that may result from an act by the transporters in charge of handling this merchandise.

6.4 Products shall be received in non-returnable pallets and packaging.


ARTICLE 7. WAREHOUSING - INVENTORY MANAGEMENT

7.1 In order to provide the service with which it has been
entrusted, SAGATRANS shall carry out the following
logistics services:
-	unloading of merchandise;
-	storage and safekeeping of merchandise;
-	inventory management (checks, inventory, first in
	first out);
-	preparing orders in accordance with instructions
	from INTER PARFUMS and unpacking the pallets in
	order to do so;
-	computerized inventory management that enables
	the INTER PARFUMS company to monitor this.

7.2 SAGATRANS shall administer the storage of merchandise assigned to it by the INTER PARFUMS company who retains ownership of said merchandise.

SAGATRANS shall be independent in its management. It undertakes to manage the inventory of the INTER PARFUMS company with all due care and attention, with the understanding that the two parties agree to optimize the inventory management by smart organization by SAGATRANS and by regular product rotation by INTER PARFUMS. INTER PARFUMS agrees to not freeze stock.

For the same sake of optimizing inventory management, INTER
PARFUMS furthermore agrees to communicate to SAGATRANS the references of products with seasonal rotation.

7.3 If one or more products are no longer referenced by INTER PARFUMS or have to remain in the SAGATRANS warehouse for more than three (3) months with no stock action, then
SAGATRANS shall notify INTER PARFUMS of this in order to find out any steps to be taken with respect to their transfer to another site, with the understanding that the stocking and transfer costs of said products shall be borne by INTER PARFUMS.

These products shall be those affected on a priority in the additional areas that SAGATRANS must acquire in order to stock INTER PARFUMS' merchandise due to the surpluses defined in article 6.1.

Additional billing may be carried out by SAGATRANS in accordance with the terms set forth in article 13.4.

SAGATRANS cannot be held responsible for the obsolescence of products in storage and for products reaching their sell-by date. SAGATRANS can under no circumstances be required to assume the costs of destroying such products.

7.4 SAGATRANS shall have, upon prior written consent from INTER PARFUMS, the opportunity to store within its warehouse other merchandise belonging to SAGATRANS or to third parties, but must take all necessary measures to prevent any confusion with respect to the stored merchandise for the account of the INTER PARFUMS company and that it cannot be subject to any seizure or any conservatory measure whatsoever on the part of SAGATRANS' creditors or any other third party, and vice versa.

SAGATRANS must inform INTER PARFUMS of the nature of these storage arrangements. If such arrangements should cause an increase in INTER PARFUMS' insurance premium for increase of risk, then such increase shall be borne by SAGATRANS, subject to evidence thereof.

7.5 SAGATRANS has set up a computer program that is specific to the management of the above-mentioned services which it reserves the right to modify subject to prior agreement from INTER PARFUMS. Nevertheless, SAGATRANS shall make every effort to reduce any disruption that may result from this modification, which shall not undermine any material function of the data processing.

A data link shall be established between SAGATRANS and INTER PARFUMS in order to enable the latter to directly transmit its orders to SAGATRANS, and to know the position of stock, preparation of orders and lists of bundling.

In the event of any malfunction of any nature whatsoever of the computer application, SAGATRANS undertakes to perform or have a third party perform any maintenance required to make the system operational as quickly as possible, particularly by giving INTER PARFUMS the maintenance terms that SAGATRANS has with its computer maintenance suppliers.

At the end of the contract, the computer application provided by SAGATRANS shall remain the property of SAGATRANS. Consequently, INTER PARFUMS agrees to release to SAGATRANS said application, the modem, the interface and all other equipment belonging to SAGATRANS, such as mentioned in Appendix 2 of these presents, upon the first request of the latter. SAGATRANS shall automatically terminate this computer connection at the end of the contract.

7.6 SAGATRANS shall stock products entrusted to it by INTER
PARFUMS at an ambient temperature and above freezing.

INTER PARFUMS agrees to communicate in writing any specific storage requirements for certain products.

If the restrictions in terms of storage, hygiene and security, or other areas of activity are imposed upon SAGATRANS due to any regulations that pertain to the products with which it has been entrusted, then these shall be passed on to INTER PARFUMS.


ARTICLE 8. ADDITIONAL SERVICES

SAGATRANS may, at INTER PARFUMS' request, be commissioned to perform various services other than those set out in article 7. These primarily involve:

- non-recurring operations regarding stock management or order preparation, such as repackaging products; changing and/or adding product labeling, specific verification of the content of cartons or bottles, verifying returns of exceptional merchandise, preparing non-dispatched orders;
- routing operations for merchandise leaving from or heading for the SAGATRANS warehouse;
- transporting merchandise to other INTER PARFUMS sites and/or in France.

These services shall be invoiced separately. The costs and terms of payment and execution shall be determined in advance in writing by joint agreement between the parties, on a case by case basis, and particularly the planning of these non-recurring operations shall be determined in such a way that they do not disrupt the priority of handling the orders intended for export and for the French market.


ARTICLE 9. BREAKAGE AND SHORTAGES

9.1 BREAKAGE

9.1.1. Any breakage discovered upon receipt at the platform shall immediately be communicated by SAGATRANS to the INTER
PARFUMS company, as indicated in article 6.2, with the INTER PARFUMS company settling the case directly with the transporters.

Damaged merchandise shall be unloaded and stored in a specific area where it shall be made available to the INTER
PARFUMS company for a period of 30 days. After this period, if the merchandise in question has not been removed or destroyed by the INTER PARFUMS company, it shall be destroyed or removed by SAGATRANS at the expense of the INTER PARFUMS company, which the latter expressly accepts.

The cost of storing this merchandise shall be borne by the INTER PARFUMS company under the terms set forth in article
13.4.

9.1.2. Any breakage discovered within the warehouse and attributable to an act by SAGATRANS shall be stored in a specific area and communicated to INTER PARFUMS which shall bill SAGATRANS at the blended cost as stated on the last priced printout of the audited stock plus a ratio of the handling costs validated by a mutual agreement between the parties. If this destroyed or damaged merchandise is part of an order invoiced by INTER PARFUMS, it shall be billed to SAGATRANS at the sales price billed by INTER PARFUMS to its client.

This merchandise shall be destroyed at the expense of SAGATRANS.

Any breakage determined in this way, taken out of the computerized inventory, shall not be taken into account when determining the extent of the negative deviation referred to in article 9.2.2.

9.2 SHORTAGES

9.2.1. Any shortages discovered upon receipt at the platform shall immediately be communicated by SAGATRANS to the INTER PARFUMS company, as indicated in article 6.2, with the INTER PARFUMS company settling the case directly with its transporters and/or its suppliers.

9.2.2. SAGATRANS cannot be held responsible for the content of cartons and other packaging as these are prepared, wrapped and closed by the supplier and it is not the responsibility of SAGATRANS to verify the content thereof.

Consequently, SAGATRANS cannot be held responsible for stock shortages that arise in the warehouse and are possibly discovered during stock-taking, within the extent of the negative deviation between the physical inventory and the computerized inventory of 1.5% (one and a half percent) of SAGATRANS' computerized inventory.

After the third year of operations at the Rouen Vallee de
Seine warehouse, the above rate shall be rolled back to 1%
(one percent).

If greater negative deviations are found, they will be billed to SAGATRANS after a new counter physical inventory is carried out to confirm these findings, at the blended cost as defined in article 9.1.2. above.

SAGATRANS shall, however, notify INTER PARFUMS of any product shortages that it may find upon opening cartons or other packaging during their unpacking in the "picking" zone. In the event a large batch is discovered to have such a shortage, then SAGATRANS shall call in INTER PARFUMS so that the latter can take all reserves with regard to its supplier.

In such cases, shortages discovered in this way shall not be taken into account when calculating the aforesaid negative deviation rates.


ARTICLE 10. INVENTORIES

An annual counter inventory shall be carried out for all products present in the warehouse at the end of the financial year.

On the first business day of each month, SAGATRANS shall carry out an inventory of approximately 20 Export references and approximately 10 France references to be selected by INTER PARFUMS.

The inventories shall be carried out by comparing the physical inventory to SAGATRANS's computerized inventory.

The parties have agreed on an accounting procedure for products which was laid down by mutual agreement between the two parties and which is appended to these presents under number 3.


ARTICLE 11. ORDERS

The INTER PARFUMS company shall send its orders to SAGATRANS by data link specifying the references and quantities of the products that make up the orders to be prepared, as well as the location of the destination, the recipient of the goods, the planned method of transportation and the date of issue from the warehouse.

It is, however, specified that the finalized orders shall systematically be communicated to INTER PARFUMS who will then, in the event of a disagreement, notify SAGATRANS hereof at least 48 hours prior to the dispatch of said order. If this is not done, the order shall be deemed according to the requirements of the INTER PARFUMS company.

The orders shall be prepared according to the FIFO rule
(First In First Out) unless otherwise stipulated in writing by INTER PARFUMS.

The pallets, cartons, containers and other packaging shall be ordered by SAGATRANS according to its needs with regard to the orders placed by and invoiced to INTER PARFUMS.

Orders prepared at the request of INTER PARFUMS which remain in the warehouse for more than two months may, if SAGATRANS deems it appropriate, which INTER PARFUMS expressly accepts, be placed in other warehouses while awaiting pick up. In such cases, SAGATRANS shall bill INTER
PARFUMS for additional storage areas subject to the terms referred to in article 13.3.


ARTICLE 12. GOODS ISSUE

Orders shall be issued in cartons, entire pallets (fully new or reconstituted) or by containers according to instructions communicated by INTER PARFUMS. SAGATRANS shall prepare the cartons or pallets as well as pack the containers. SAGATRANS shall be responsible for affixing shipping tags to the cartons and packages prepared in this manner.

SAGATRANS shall see to the loading operations of the trucks positioned at the request of INTER PARFUMS.

Shipments from the warehouse shall be made from Monday to Friday from 7:30 am to 11:30 am and from 1:30 pm to 5:30 pm.

It is agreed that truck loadings shall be planned so as to ensure that the waiting time is kept to a minimum.


ARTICLE 13. REMUNERATION

13.1. SAGATRANS's remuneration shall be set according to the following terms:

13.1.1. Export Performance

Export turnover Exclusive of tax    	Remuneration Exclusive of tax
--------------------------------	------------------------------
Up to 300,000,000 FF inclusive		2.25% of the export turnover
					exclusive of tax
More than 300,000,000 FF		2.00% of the export turnover
					exclusive of tax

13.1.2.	France Performance

Remuneration Exclusive of tax
-----------------------------
3.25% of the France turnover exclusive of tax


13.2.	INTER PARFUMS shall pay SAGATRANS a minimum
remuneration fixed for the first year of operations for the new platform at the sum of FIVE MILLION SIX HUNDRED
AND FORTY THOUSAND francs (5,640,000 FF) exclusive of tax, payable monthly in an amount of FOUR HUNDRED AND
SEVENTY THOUSAND francs (470,000 FF) exclusive of tax.
This total minimum remuneration corresponds to a minimum monthly remuneration of Export performance of FOUR HUNDRED THOUSAND francs (400,000 FF) exclusive of tax and a minimum monthly remuneration of France performance of SEVENTY THOUSAND francs (70,000 FF) exclusive of tax. Invoices shall be paid by check 60 days from the date of the invoice, which will be issued when due.

This remuneration shall be revised every six months according to the turnover achieved by INTER PARFUMS from the SAGATRANS warehouse. INTER PARFUMS shall pay
SAGATRANS the greater of the following two amounts:

-	the amount mentioned in article 13.1
-	the lump sum mentioned in article 13.2
	for the six-month period in question.

Export turnover shall be identified by a certified true statement from the Auditors of Corporate Accounts of the INTER PARFUMS company.
France turnover shall be communicated to SAGATRANS by INTER
PARFUMS at the end of each six-month period, along with the total turnover.

In the event that the France turnover is not equal to the difference between INTER PARFUMS' total turnover and the Export turnover, then INTER PARFUMS shall communicate to SAGATRANS, upon the first request of the latter, any items that make it possible to justify this discrepancy.

The difference between these two amounts shall be invoiced within 15 days following the six-month period in question and shall be paid by INTER PARFUMS upon receipt.

13.3. The remuneration referred to in article 13.1 includes
all services performed by SAGATRANS in accordance with the
terms of the present contract with the exception of:
-	additional services referred to in article 8;
-	the provision of palettes, cartons, labels and
	other materials that are necessary to prepare the
	orders;
-	any leases of containers;
-	costs for express transport or any other method
	of rapid routing of covers or small packages.

These services shall be billed separately and payable in 30 days. The costs shall be set in advance in writing by mutual agreement between the parties on a case by case basis.

13.4. In application of the provisions of articles 6.1 and
7.3 of these presents, if SAGATRANS has to dedicate additional areas in order to store INTER PARFUMS products, then these areas shall be billed to INTER PARFUMS according to a preliminary cost estimate and/or at market price. This additional invoicing shall be added to the monthly invoice for remuneration as referred to in article 13.1 above.

13.5. Any delay in payment shall result in late penalties at the legal interest rate x 1.5 prorata temporis for the days past due, the proof whereof shall be the date on the postage mark.


ARTICLE 14. ESCALATION CLAUSE

The minimum annual remuneration of 5,640,000 francs shall be revised on the first of January of each year. The parties shall meet in regard to this matter prior to January 31 of the year N+1.
The minimum remuneration of the year N+1 shall be fixed by mutual agreement between the parties according to the estimated turnover of INTER PARFUMS for the year N+1, which shall not be less than the turnover for the year N which was achieved from the platform, except in extraordinary circumstances.

In no case shall there be a negative variation in this minimum remuneration.


ARTICLE 15. INSURANCE

INTER PARFUMS shall insure at its own risk and peril its own merchandise stored in the framework of the present agreement for the risks of theft by breaking and entering, riots, wars whether declared or not, water and fire damage.
INTER PARFUMS shall therefore make it its own business to deal with any damages or losses that may happen to the goods which it owns in the context of the policies taken out in this way.

Consequently, INTER PARFUMS and its insurers surrender the right to exercise any right of recourse against SAGATRANS and its insurers for claims stemming from insurance taken out in this way.

SAGATRANS shall be responsible under the terms of articles
7.1 and 7.2 for disasters other than the cases referred to in paragraph 1 above.

SAGATRANS shall make it its own business to insure any other property that belongs to it or is placed under its responsibility. SAGATRANS and its insurers surrender the right to exercise any right of recourse against INTER
PARFUMS and its insurers, including in the case of a claim arising from an act by the latter affecting other stored merchandise.

Each of the two parties shall take out the necessary insurance policies to insure themselves against the risks that remain their responsibility by virtue of the aforesaid provisions. Each of the parties shall pay the premiums and deductibles of the insurance policies they take out. The limit of liability of such policies shall not be enforceable against the other party.

The insurance policies shall furthermore include a surrender of subrogation rights of the insurers in favor of the other party.

Each of the parties shall provide, at the first request of the other party, a copy of the insurance certificates which make it possible to justify the required guarantees.


ARTICLE 16. FORCE MAJEURE

Cases of force majeure are considered to be any circumstances beyond the control of the parties when these circumstances occur after the contract has been entered into and when these circumstances prevent full or partial execution of the contract.

In the unforeseen event of a case of force majeure, the present contract shall be automatically suspended during the entire period of force majeure, and neither party can be held responsible by the other party for any contractual non-performance due to such an event.
For the application of this clause, circumstances of force majeure are considered to include, but are not limited to, the following: strikes by the dock workers or port workers of the self-sustaining port of Rouen, a platform lock-out, fire, mobilization, requisition, embargo, insurrection, war whether declared or not, civil war, revolution, riots, sabotage, interruption of means of transportation, energy restrictions, an act by any public authority, import bans, export bans or bans on the transit of merchandise.

The parties shall meet together in order to determine by mutual agreement the terms of construction or replacement which would make it possible to recommence execution of the contract as quickly as possible.
In view of the precarious nature of the lease of the platform which comes under the rules of public domaniality, it will deemed a case of force majeure if the self-sustaining port of Rouen should decide to terminate the lease contract referred to in article 1.1 for reasons other than misconduct on the part of SAGATRANS. In that case, the parties shall confer with each other in order to determine the terms under which they could continue their relationship.

In the event of an insurmountable force majeure that prevents either party from following through on their contractual relationship, the parties recognize that the present contract would be broken without indemnity from either side.


ARTICLE 17. MANAGEMENT AND ADAPTATION OF THE CONTRACT

The parties agree to meet whenever necessary in order to examine the ways in which the contract may be adapted to developments observed in economic or technical factors or in the regulations.

More particularly, the parties shall meet whenever there is a major event or significant changes in the parameters used to determine the obligations of either party.

If the balance of the contract should be modified by significant changes in business conditions or very notable changes in the economic conditions that prevailed when determining their agreements and that they could not reasonably presume at the time the agreement was entered into, then the parties shall confer in order to determine together the manner in which to quickly remedy this imbalance and to make the necessary amendments to the contract.


ARTICLE 18. DURATION

The present contract shall enter into effect as of this day for an initial period which shall expire, except as may expressly otherwise be provided in these presents, after the sixth (6th) year following the date on which the platform referred to in article 1.2. of these presents is effectively put into operation.

It shall then be extended for successive periods of three
(3) years unless one of the parties opposes such an extension and gives notice to the other contracting party six (6) months prior to the expiration date by registered mail with acknowledgement of receipt.

The renewed contract may also be terminated under the same terms upon expiration of each period of three (3) years provided a notice period of six (6) months is observed.


ARTICLE 19. INDEPENDENCE OF THE PARTIES

SAGATRANS shall in all circumstances deal in its own name and act as independent company and with no opportunity for representation.

The parties each assume full responsibility for the obligations placed upon them by virtue of these presents.
Unless specifically otherwise agreed upon in writing, SAGATRANS has no authorization whatsoever to act in the name of INTER PARFUMS and/or to commit it in any manner whatsoever and must take all appropriate steps to avoid any confusion for third parties in this respect, and vice versa.


ARTICLE 20. CONFIDENTIALITY

The parties recognize that information provided to them and/or information gathered by them incidental to the execution of the agreement (clientele, management methods and any information regarding technical, marketing and financial matters) are of a strictly confidential nature.

The parties agree, both during the period of the agreement and after its expiration, not to divulge such information to third parties and to take all due care and diligence, particularly with regard to their personnel, to maintain and guarantee the confidentiality thereof.

Upon expiration of the agreement, each party shall return to the other the documents which belong to the other.


ARTICLE 21. BREACH OF CONTRACT

21.1 The present contract cannot be terminated except for reason of gross negligence and this shall be valid for the entire duration of the first period of six (6) years. Gross negligence is explicitly defined as a seriously wrongful, repeated and intentional failure on the part of either party to perform its obligations.

After the first period of six (6) years, termination during the renewal period may take place for reason of negligence after a formal demand of performance by registered mail with acknowledgement of receipt sent to the party in default remains unsuccessful for one month. The present contract shall be terminated by right without prejudice to damages and interest that may be claimed against the defaulting party.

21.2 In the event of a breach of the present contract, for any reason whatsoever, the INTER PARFUMS company shall make it its business to repossess products in storage on the platform on the date of such breach. Any occupancy beyond this date shall be invoiced to the INTER PARFUMS company prorata temporis on the basis referred to in article 13.4.


ARTICLE 22. ASSIGNMENT

The present contract cannot be assigned by INTER PARFUMS in whole or in part without the prior express written consent of SAGATRANS, and vice versa.


ARTICLE 23. TOLERANCE

If one of the parties should renounce and/or disregard invoking any provision of the agreement, then this shall not in any case constitute permanent renunciation applicable to a subsequent violation of this provision whose binding character shall remain full and intact.


ARTICLE 24. HEADINGS

The titles or headings of the various articles and paragraphs of the present contract have been inserted solely for reasons of clarity of the text and cannot in any way be considered as a means to define, limit or control in any manner whatsoever the scope or purpose of the specific article or paragraph to which it refers.


ARTICLE 25. PARTIAL NULLITY

In the event that a clause in the present contract should be declared null and void or in conflict with mandatory laws or public policy, the undersigned parties agree to take counsel together and to seek in good faith an agreement regarding a valid clause which resembles the invalid clause as closely as possible.


ARTICLE 26. ELECTION OF DOMICILE

Any notification from one party to the other must be made by registered mail with acknowledgement of receipt to the registered offices of each party.


ARTICLE 27. REGISTRATION

If either party so requires, these presents shall be recorded at that party's expense.


ARTICLE 28. COMPETENCE

Any dispute with respect to the interpretation and application of the present contract shall fall under the jurisdiction of the Trade Court of Rouen.




Drawn up in Boulogne,
On May 5,1998
In duplicate


		INTER PARFUMS			SAGATRANS

		[signature]				[signature]























APPENDIX 1. SAGATRANS' MEANS
























APPENDIX 2. COMPUTER EQUIPMENT



























APPENDIX 3. INVENTORY PROCEDURE



773413_1.DOC
Exhibit 10.95.1
1